EXHIBIT 10(e)
SUMMARY OF BASE SALARY AND ANNUAL INCENTIVE
COMPENSATION PAYABLE TO NAMED EXECUTIVE OFFICERS
     2006 Base Salary. On February 22, 2006, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of The Sherwin-Williams Company (“Sherwin-Williams”) set the 2006 base salaries of the executive officers named in the Summary Compensation Table of Sherwin-Williams’ 2006 Proxy Statement, effective upon each officer’s 2006 annual review date. The base salaries of the named executive officers for 2006 are as follows: C.M. Connor, Chairman, President and Chief Executive Officer ($1,116,648); S.P. Hennessy, Senior Vice President – Finance and Chief Financial Officer ($475,748); J.G. Morikis, President, Paint Stores Group ($448,526); L.E. Stellato, Vice President, General Counsel and Secretary ($384,514); and Conway G. Ivy, Senior Vice President — Corporate Planning and Development ($352,404).
     Annual Incentive Compensation to Be Earned in 2005. The Compensation Committee also approved the following minimum, target and maximum cash bonus award levels, as a percent of salary, for the named executive officers for 2006 under The Sherwin-Williams Company Management Incentive Plan based upon each such executive officer achieving 75%, 100% and 125%, respectively, of their individual performance goals. The Management Incentive Plan is part of The Sherwin-Williams Company Management Compensation Program.

	Incentive Award as a Percentage of Base Salary
Named Executive Officer	Minimum	Target	Maximum
C.M. Connor	40	95	165
S.P. Hennessy	40	75	135
J.G. Morikis	40	75	135
L.E. Stellato	30	60	95
C.G. Ivy	30	60	95
     The Compensation Committee also approved a threshold company earnings goal and individual performance goals for the named executive officers under the Management Incentive Plan for 2006. Individual performance goals for Messrs. Connor and Hennessy relate to consolidated net sales, diluted earnings per share, after tax return on shareholders’ equity, free cash flow, working capital as a percent of sales and earnings before interest, taxes, depreciation and amortization. Mr. Morikis has individual performance goals related to sales, profit, return on sales, return on net assets employed, and new store openings. Mr. Stellato’s individual performance goals relate to consolidated net sales, diluted earnings per share, budget achievement and various legal matters. Mr. Ivy’s individual performance goals relate to consolidated net sales, diluted earnings per share, business development transition matters and acquisition analysis and planning.